ADDENDUM A-I

Merit Tactical Treasury Fund

Class A Shares

Class C Shares

No-Load Shares

ADDENDUM B-I

ADMINISTRATIVE SERVICE FEES SCHEDULE

Annual fee for the Trust as a whole, which includes each Fund and Class thereof on Addendum A-I, is the greater of:

[$] annually, or

[  ] basis points on the first [$] million in assets;

[  ] basis points on assets from [$] million to [$] million; and

[  ] basis points on assets greater than [$] million.

(The above fee schedule will remain in effect for a period of 3 years.)

plus

Out-of-Pocket Expenses, which include, but are not limited to:

Postage, Courier and Stationery

Programming, Special Reports

Proxies, Insurance

EDGAR filing @ [$   ] per page

Retention of records

Federal and State regulatory filing fees

Certain insurance premiums

Travel (as requested by the Fund)

Expenses related to Board of Trustees’ meetings

Auditing and legal expenses

Blue Sky conversion expenses (if necessary)

NASDAQ charges

All other out-of-pocket expenses

(Fees are billed monthly)

STATE REGISTRATION (BLUE SKY) FEES:

The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(l) DUTIES OF THE ADMINISTRATOR) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

                       Initial registration ............... [$]

                       Registration renewal .......... [$]

                       Sales reports (if required) ... [$]

All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff…..[$] per hour

GFS Junior Staff…...[$] per hour

MIS Staff ………… [$] per hour

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Administrative Services Agreement date d November 2, 200 4 , this ___ day of ___________, 2005.

MERIT ADVISORS INVESTMENT TRUST               GEMINI FUND SERVICES, LLC

By:_______________________________

By:______________________________

             J. Paul Cunningham , President                                    Michael J. Wagner, President